Exhibit 99.1

Trimble Announces Two-for-One Stock Split

SUNNYVALE, Calif., Feb. 11, 2013 – Trimble (NASDAQ: TRMB) today announced that its Board of Directors approved a two-for-one split of all outstanding shares of the Company’s Common stock. The record date for the stock split will be Mar. 6, 2013 with new shares distributed on Mar. 20, 2013. Each shareholder of record on the close of business on the record date will receive one additional share of common stock for each share held.

About Trimble

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978, Trimble is headquartered in Sunnyvale, Calif.

For more information visit: www.trimble.com.